EXHIBIT II



                                 Cede & Co.
                      c/o The Depository Trust Company
                              55 Water Street
                             New York, NY 10041


                                                            August 17, 1998


VIA FACSIMILE AND HAND DELIVERY
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AMP Incorporated
470 Friendship Road
Harrisburg, PA  17111

Attention:  David F. Henschel, Corporate Secretary
            and Associate General Legal Counsel

Dear Mr. Henschel:

     Cede & Co. ("Cede"), the nominee of The Depository Trust Company ("DTC"), is a holder of record of shares of common stock, without par value, of AMP Incorporated, a Pennsylvania corporation (the "Company") (all outstanding shares of such stock being collectively referred to as the "Common Stock"). DTC is informed by its participant, The Chase Manhattan Bank (the "Participant"), that on the date hereof, 100 of such shares (the "Shares") credited to Participant's DTC account are beneficially owned by AlliedSignal Inc., a Delaware corporation ("AlliedSignal"), a customer of Participant.

     At the request of Participant, on behalf of AlliedSignal, Cede, as holder of record of the Shares and pursuant to (i) Section 1508 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), and
(ii) the common law of the Commonwealth of Pennsylvania, hereby demands the right for AlliedSignal and its agents to inspect the Company's share register and to make and receive copies and extracts therefrom, and to inspect the following records and documents of the Company and to make and receive copies or extracts therefrom, during the Company's usual hours of business:

     1. A complete record or list, in alphabetical order, of the holders of the Company's Common Stock (the "Shareholders"), certified by the Company or its transfer agent, showing the name, account number and address of each Shareholder and the number of shares of Common Stock registered in the name of each Shareholder as of the most recent date available.

     2. A magnetic computer tape list of the Shareholders, as of the most recent date available, showing the name, account number, address of, and number of shares of Common Stock held by each Shareholder, such computer processing data as is necessary to make use of such magnetic computer tape, and a printout of such magnetic computer tape for verification purposes.

     3. All information in or which comes into the Company's possession or control, or which can reasonably be obtained from nominees of any central certificate depository system, any bank, broker or any other nominees concerning the names, addresses and number of shares of Common Stock of the actual beneficial owners of the Company's Common Stock, including, without limitation: (i) a breakdown of any such holdings in the name of Cede & Co. and any other similar securities depository or nominees; (ii) all omnibus proxies and all "Weekly Security Position Listing Daily Closing Balances" reports issued by DTC (and authorization for Morrow & Co., Inc., information agent, to receive such reports directly); and (iii) a list or lists containing the name, address and number of shares attributable to any participant in any Company employee stock ownership or comparable plan, name of the trustee and methodology for voting said plans and the method by which AlliedSignal or its agents and representatives may communicate with such participants.

     4. All information in or which comes into the Company's or its agents' or representatives' possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees relating to the names of the non-objecting beneficial owners and consenting beneficial owners of the shares of Common Stock in the format of a printout in descending order balance, magnetic computer tape and such computer processing data as is necessary to make use of such magnetic computer tape, and a printout of such magnetic computer tape for verification purposes (such information is readily available to the Company under Rule 14b-1(b) of the Securities Exchange Act of 1934, as amended, from A.D.P. Proxy Services).

     5. All daily transfer sheets showing changes in the list of the shareholders of the Company referred to above that are in or come into the possession or control of the Company or its transfer agent or other agents or representatives, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, from the date of the Shareholder lists referred to in paragraphs 1 and 2 above to the expiration of the tender offer for all of the Company's outstanding shares, announced on August 4, 1998 and commenced on August 10, 1998 (the "Tender Offer").

     6. A stop list or stop lists relating to the shares of Common Stock of the Company and any changes, corrections, and additions to or deletions from such list, from the date of the Shareholder lists referred to above to the expiration of the Tender Offer.

     7. All information in the Company's possession or control or that can reasonably be obtained from nominees of any central certificate depositary system concerning the number and identity of the actual beneficial owners of the Common Stock including a breakdown of any holdings in the name of nominees.

     8. A list, as of the most recent date available, of all holders of 1,000 or more shares of Common Stock arranged in descending order by number of shares, and including the name, address and account number of each such Shareholder.

     9. All respondent bank lists and omnibus proxies for such lists (such information is readily available to the Company under Rule 14b-2 of the Securities Exchange Act of 1934).

     10. The information and records specified in paragraphs 1 through 9 above, as of any record date for shareholder action set by the Board of Directors of the Company, by operation of law or otherwise.

     At the request of Participant, on behalf of AlliedSignal, Cede, as holder of record of the Shares, further hereby demands that modifications, additions to or deletions from any and all information referred to in paragraphs 1 through 10 above be immediately furnished to AlliedSignal as such modifications, additions or deletions become available to the Company or its agents or representatives, through expiration of the Tender Offer, and that the information and records specified in paragraph 1 above be furnished on a weekly basis until the expiration of the Tender Offer.

     AlliedSignal has designated and authorized and Cede hereby designates and authorizes AlliedSignal's attorneys, Fried, Frank, Harris, Shriver & Jacobson and Dechert Price & Rhoads, and its information agent, Morrow & Co., Inc., and any of their respective partners, officers and employees and any other persons to be designated by them, acting together, singly or in combination, to conduct as its agents, the inspection and copying herein requested. Cede also hereby authorizes and requests the Company to deliver the reports referred to in paragraph 3 above to Morrow & Co., Inc. directly at 909 Third Avenue, 20th Floor, New York, NY 10022. A verified power of attorney is attached hereto.

     Cede has been advised by Participant, on behalf of AlliedSignal, that AlliedSignal will bear the reasonable costs incurred by the Company including those of its transfer agent(s) or registrar(s) in connection with the production of the information demanded. Cede also has been advised by Participant that AlliedSignal will forego the demand for inspection if the Company will voluntarily furnish to AlliedSignal all of the information requested above.

     Cede has been advised by Participant that the purpose of this demand is, among other things, to permit AlliedSignal to communicate with other Shareholders of the Company on matters relating to their mutual interests as Shareholders, including, but not limited to: (i) communication with the Company's Shareholders in order to solicit offers from such Shareholders to tender their Common Stock (including the associated Common Stock Purchase
Rights) pursuant to the Tender Offer; and (ii) the solicitation by AlliedSignal of written stockholder consents from holders of the Common Stock for purposes of, among other things, amending the Company's by-laws to facilitate the addition of directors to the Company's Board of Directors, pursuant to Article 1, Section 1.7.2 of the Company's by-laws.

     A reply to this letter is required within five (5) business days after the receipt hereof in accordance with Section 1508(c) of the PBCL. Please advise Peter Kreindler, Esq., Senior Vice President, General Counsel and Secretary of AlliedSignal at (973) 455-5513 and Frederick Marquardt of Morrow & Co., Inc. at (212) 754-8000 when and where the items demanded above will be made available.

     While Cede is furnishing this request as the shareholder of record of the Shares, it does so only at the request of the Participant, and only as a nominal party for the true party in interest, AlliedSignal. Cede and Participant have no interest in this matter other than to take those steps which are necessary to ensure that AlliedSignal is not denied its rights as the beneficial owner of the Shares, and Cede and Participant assume no further responsibility in this matter.

     Please acknowledge receipt of this letter by signing the enclosed copy of this letter in the place indicated below and returning it to the waiting messenger.

                                    Very truly yours,

                                    CEDE & CO.


                                    By: /s/ Gary LaCara
                                       -------------------------
                                       Gary LaCara, Partner

Receipt is hereby acknowledged
this ___ day of August, 1998.

AMP, INC.

By:
   --------------------------

Title:
      -----------------------



                                VERIFICATION
                                ------------

          I, _________________, hereby affirm that the facts set forth in the foregoing demand are true and correct to the best of my knowledge, information and belief. I have made this verification subject to the penalties of 18 Pa. Cons. Stat. Ann. ss. 4904 relating to unsworn falsification to authorities.


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